[LOGO](R)
                           SYNOVUS(Registration Mark)
                                FINANCIAL CORP.


JAMES H. BLANCHARD
CHAIRMAN OF THE BOARD

                                                                   March 8, 1996
Dear Shareholder:

     The Annual Meeting of the Shareholders of Synovus Financial Corp. will be held on April 25, 1996 in the North Hall of the Columbus, Georgia Convention & Trade Center, beginning at 10:00 o'clock A.M., E.T., for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

     We encourage you to attend the Annual Meeting of Shareholders and let us give you a review of 1995. Whether you own a few or many shares of stock and whether or not you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. To make sure your shares are represented, we urge you to complete the enclosed Proxy Card, including the Certificate of Beneficial Owner on the reverse side of the Proxy, and mail it to us promptly.

     Thank you for helping us make 1995 a good year. We look forward to your continued support in 1996 and another good year.

                                        Sincerely yours,
                                        /s/James H. Blanchard
                                        JAMES H. BLANCHARD

Synovus Financial Corp.     Post Office Box 120     Columbus, Georgia 31902-0120



                                   SYNOVUS(R)
                                 FINANCIAL CORP.


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held April 25, 1996

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Synovus Financial Corp. ("Synovus") will be held in the North Hall of the Columbus, Georgia Convention & Trade Center, on April 25, 1996, at 10:00 o'clock A.M., E.T., for:

(1) The election of seven nominees as Class II directors of Synovus to serve until the 1999 Annual Meeting of Shareholders;

(2)  To approve the Synovus Financial Corp. Executive Bonus Plan; and

(3) The transaction of such other business as may properly come before the Annual Meeting.

     Information relating to the above matters is set forth in the accompanying Proxy Statement.

     Only shareholders of record at the close of business on February 23, 1996 will be entitled to notice of and to vote at the Annual Meeting.

                                        /s/G. S. Griffith, III
                                        G. SANDERS GRIFFITH, III
                                        Secretary

Columbus, Georgia
March 8, 1996


WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING IN PERSON, PLEASE VOTE, DATE AND SIGN THE ENCLOSED PROXY, COMPLETE AND SIGN THE CERTIFICATE OF BENEFICIAL OWNER ON THE REVERSE SIDE OF THE ENCLOSED PROXY, AND RETURN THEM PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES.


                                   SYNOVUS(R)
                                FINANCIAL CORP.



                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held April 25, 1996

                                I. INTRODUCTION

A. Purposes of Solicitation -- Terms of Proxies.

     The Annual Meeting of the Shareholders ("Annual Meeting") of Synovus Financial Corp. ("Synovus") will be held on April 25, 1996 for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement. The enclosed Proxy is solicited BY AND ON BEHALF OF SYNOVUS' BOARD OF DIRECTORS in connection with such Annual Meeting, or any adjournment thereof. The costs of the solicitation of Proxies by Synovus' Board of Directors will be paid by Synovus. Forms of Proxies and Proxy Statements will also be distributed through brokers, banks, nominees, custodians and other like parties to the beneficial owners of shares of the $1.00 par value common stock of Synovus ("Synovus Common Stock"), and Synovus will reimburse such parties for their reasonable out-of-pocket expenses therefor. Synovus' mailing address is Post Office Box 120, Columbus, Georgia 31902-0120.

     The shares represented by the Proxy in the accompanying form, which when properly executed, returned to Synovus' Board of Directors and not revoked, will be voted in accordance with the instructions specified in such Proxy. If a choice is not specified in a Proxy, the shares represented by such Proxy will be voted "FOR" the election of the seven nominees for election as Class II directors of Synovus named herein and in accordance with the recommendations of the Board of Directors on the other matters brought before the Meeting.

     Each Proxy granted may be revoked in writing at any time before the authority granted thereby is exercised. Attendance at the Annual Meeting will constitute a revocation of the Proxy for such Annual Meeting if the maker thereof elects to vote in person.

     This Proxy Statement and the enclosed Proxy are being first mailed to shareholders on or about March 8, 1996.

B. Shareholder Proposals.

     From time to time, Synovus' shareholders may present proposals which may be proper subjects for inclusion in Synovus' Proxy Statement for consideration at Synovus' Annual Meeting. To be considered for inclusion, shareholder proposals must be submitted on a timely basis. Proposals for Synovus' 1997 Annual Meeting must be received by Synovus no later than November 8, 1996, and any such proposals, as well as any questions related thereto, should be directed to the Secretary of Synovus.

                                       1


C. Securities Entitled to Vote and Record Date.

     Only shareholders of record at the close of business on February 23, 1996 are entitled to vote at the Annual Meeting, or any adjournment thereof. As of that date, there were 77,264,014 shares of Synovus Common Stock outstanding and entitled to vote. Synovus owned 43,930 shares of Synovus Common Stock on February 23, 1996 as treasury shares, which are not considered to be outstanding and are not entitled to be voted at the Annual Meeting. In accordance with the amendment to Synovus' Articles of Incorporation which was adopted by the shareholders of Synovus and became effective on April 24, 1986 (the "Voting Amendment"), a holder of Synovus Common Stock will be entitled to ten votes on each matter submitted to a vote of shareholders for each share of Synovus Common Stock beneficially owned on February 23, 1996 which: (1) has had the same beneficial owner since February 23, 1992; (2) was acquired by reason of participation in a dividend reinvestment plan offered by Synovus and is held by the same beneficial owner for whom it was acquired under such plan; (3) is held by the same beneficial owner to whom it was issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by Synovus' Board of Directors approving such issuance specifically reference and grant such rights; (4) was acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries, and is held by the same beneficial owner for whom it was acquired under any such plan; (5) is held by the same beneficial owner to whom it was issued by Synovus, or to whom it was transferred by Synovus from treasury shares, and the resolutions adopted by Synovus' Board of Directors approving such issuance and/or transfer specifically reference and grant such rights; (6) was acquired as a direct result of a stock split, stock dividend or other type of share distribution if the share as to which it was distributed was acquired prior to, and has been held by the same beneficial owner since, February 23, 1992; (7) has been beneficially owned continuously by the same shareholder for a period of 48 consecutive months prior to the record date of any meeting of shareholders at which the share is eligible to be voted; or (8) is owned by a holder who, in addition to shares which are beneficially owned under the provisions of (1)-(7) above, is the beneficial owner of less than 337,500 shares of Synovus Common Stock (which amount has been appropriately adjusted to reflect the three-for-two stock splits effected in the form of 50% stock dividends paid on October 1, 1986, October 3, 1988 and April 1, 1993, respectively, and with such amount to be appropriately adjusted to properly reflect any other change in Synovus Common Stock by means of a stock split, a stock dividend, a recapitalization or otherwise occurring after April 24, 1986). Shareholders of shares of Synovus Common Stock not described above are entitled to one vote per share for each such share. The actual voting power of each holder of shares of Synovus Common Stock will be based on information possessed by Synovus at the time of the Annual Meeting.

     As Synovus Common Stock is registered with the Securities and Exchange Commission ("SEC") and is traded on the New York Stock Exchange ("NYSE"), Synovus Common Stock is subject to the provisions of an NYSE rule which, in general, prohibits a company's common stock and equity securities from being authorized or remaining authorized for trading on the NYSE if the company issues securities or takes other corporate action that would have the effect of nullifying, restricting or disparately reducing the voting rights of existing shareholders of the company. However, such rule contains a "grandfather" provision, under which Synovus' Voting Amendment falls, which, in general, permits grandfathered disparate voting rights plans to continue to operate as adopted.

     The number of votes that each shareholder will be entitled to exercise at the Annual Meeting will depend upon whether each share held by the shareholder meets the requirements which entitle one share of Synovus Common Stock to ten votes on each matter submitted to a vote of shareholders. Shareholders of Synovus Common Stock must complete the Certification on the reverse side of the Proxy in order for any of the shares represented by the Proxy to be entitled to ten votes per share.

SHAREHOLDERS AND BENEFICIAL OWNERS WHO DO NOT COMPLETE THE CERTIFICATIONS ON THE REVERSE SIDES OF THEIR PROXY CARDS AND WHO WOULD, IF THEY HAD COMPLETED SUCH CERTIFICATIONS, BE ENTITLED TO TEN VOTES PER SHARE, WILL BE ENTITLED TO ONLY ONE VOTE PER SHARE.


                                       2

D. Columbus Bank and Trust Company and Total System Services, Inc.

     Synovus is the owner of all of the issued and outstanding shares of voting common stock of Columbus Bank and Trust Company(R)("Columbus Bank"). Columbus Bank owns individually 80.8% of the outstanding shares of Total System Services, Inc.(SM) ("TSYS(R)"), a bankcard data processing company having 64,644,361 shares of $.10 par value voting common stock ("TSYS Common Stock") outstanding on February 23, 1996.

                           II. ELECTION OF DIRECTORS

A. Information Concerning Directors and Nominees.

(1) Number and Classification of Directors.

     In accordance with the vote of shareholders taken at Synovus' 1995 Annual Meeting, the number of members of Synovus' Board of Directors was set at 20. Synovus' Board of Directors is currently comprised of 20 members. The 20 members who comprise Synovus' Board of Directors are divided into three classes of directors: Class I directors, Class II directors and Class III directors, with each of such Classes of directors serving staggered 3-year terms. At Synovus' 1995 Annual Meeting, Class I directors were elected to serve 3-year terms to expire at Synovus' 1998 Annual Meeting and at Synovus' 1994 Annual Meeting, Class III directors were elected to serve 3-year terms to expire at Synovus' 1997 Annual Meeting. The terms of office of the Class II directors expire at Synovus' 1996 Annual Meeting. Given the division of Synovus' Board of Directors into three classes, shareholders who do not favor the policies of Synovus' Board of Directors would require at least two Annual Meetings of Shareholders to replace a majority of the members of the Board.

(2)  Nominees  for Class II Directors and Vote Required.

     Synovus' Board of Directors has selected seven nominees which it proposes for election to Synovus' Board as Class II directors. The nominees for Class II directors of Synovus will be elected to serve 3-year terms that will expire at Synovus' 1999 Annual Meeting. The seven nominees for Class II directors of Synovus are: Richard E. Anthony, Joe E. Beverly, Mason H. Lampton, John L. Moulton, Elizabeth C. Ogie, John T. Oliver, Jr. and William L. Pherigo. Proxies cannot be voted at the 1996 Annual Meeting for a greater number of persons than the number of nominees named.

     Under Georgia law, a majority of the issued and outstanding shares of Synovus Common Stock entitled to vote must be represented at the 1996 Annual Meeting to constitute a quorum. However, as is allowed by Georgia law, under Synovus' bylaws and the Voting Amendment, a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of Synovus Common Stock entitled to vote must be represented at the 1996 Annual Meeting in order to constitute a quorum. Under both Georgia law and Synovus' bylaws, all shares represented at the meeting, including shares abstaining and withholding authority, are counted for purposes of determining whether a quorum exists. The nominees for election as directors at the Annual Meeting who receive the greatest number of votes (a plurality), a quorum being present, shall become directors at the conclusion of the tabulation of votes. Thus, once a quorum has been established, abstentions and broker non-votes have no effect upon the election of directors. The shares represented by Proxies executed for Synovus' 1996 Annual Meeting in such manner as not to withhold authority to vote for the election of any nominee for Synovus' Board of Directors shall be voted "FOR" the election of the seven nominees for Class II directors on Synovus' Board named herein.

     If any nominee for Class II director of Synovus becomes unavailable for any reason before Synovus' 1996 Annual Meeting, the shares represented by executed Proxies may be voted for such substitute nominee as may be determined by the holders of such Proxies. It is not anticipated that any nominee will be unavailable for election.

                                       3


SYNOVUS' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE SEVEN NOMINEES FOR ELECTION AS CLASS II DIRECTORS ON SYNOVUS' BOARD SET FORTH HEREIN.

B. Information Concerning Directors and Nominees for Class II Directors.

(1) General Information.

     The following table sets forth the name, age, principal occupation and employment (which, except as noted, has been for the past five years) of each of the seven nominees for election as Class II directors of Synovus and the remaining directors who will continue to serve on Synovus' Board of Directors, his or her director classification, length of service as a director of Synovus, any family relationships with other directors or executive officers of Synovus, and any Board of Directors of which he or she is a member with respect to any company with a class of securities registered with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934, as amended ("Exchange Act"), or any company which is subject to the requirements of Section 15(d) of that Act, including TSYS, or any company registered with the SEC as an investment company under the Investment Company Act of 1940 ("Public Company").

                                       Synovus        Year
                                       Director       First          Principal Occupation
                                       Classifi-      Elected        and Other Directorships
Name                            Age    cation         Director       of Public Companies
------------------------------  -----  ----------     ------------   --------------------------

Daniel P. Amos                  44      III           1991           Chief Executive Officer and
                                                                     Director, AFLAC Incorporated
                                                                     (Insurance Holding Company)

Richard E. Anthony<F1>          49      II            1993           Vice Chairman of the Board,
                                                                     Synovus Financial Corp.; Chairman
                                                                     of the Board, First Commercial
                                                                     Bank of Birmingham (Banking
                                                                     Subsidiary of Synovus)

Joe E. Beverly                  54      II            1983           Vice Chairman of the Board,
                                                                     Synovus Financial Corp.; Chairman
                                                                     of the Board, Commercial Bank,
                                                                     Thomasville, Georgia (Banking
                                                                     Subsidiary of Synovus); Director,
                                                                     Davis Water & Waste Industries,
                                                                     Inc.

James H. Blanchard              54      I             1972           Chairman of the Board and Chief
                                                                     Executive Officer, Synovus
                                                                     Financial Corp.; Chairman of the
                                                                     Executive Committee, Total System
                                                                     Services, Inc.; Director, BellSouth
                                                                     Corporation

Richard Y. Bradley<F2>          57      III           1991           Partner, Bradley & Hatcher (Law
                                                                     Firm); Director, Total System
                                                                     Services, Inc.

Stephen L. Burts, Jr.<F3>       43      I             1992           President and Chief Financial
                                                                     Officer, Synovus Financial Corp.

Salvador Diaz-Verson, Jr.<F4>   44      III           1985           Chairman of the Board,
                                                                     Diaz-Verson Capital Investments,
                                                                     Inc. (Investments and Money
                                                                     Management); Chairman of the
                                                                     Board, Diaz-Verson Funds Inc.;
                                                                     Director, Clemente Capital, Inc.,
                                                                     Miramar Securities, Inc. and Total
                                                                     System Services, Inc.

C. Edward Floyd, M.D            61      I             1995           Vascular Surgeon

Gardiner W. Garrard, Jr.        55      I             1972           President, The Jordan Company
                                                                     (Real Estate Development);
                                                                     Director, Total System Services,
                                                                     Inc.

V. Nathaniel Hansford           52      I             1985           Professor and Dean Emeritus --
                                                                     School of Law, University of
                                                                     Alabama


                                       4

                                       Synovus        Year
                                       Director       First          Principal Occupation
                                       Classifi-      Elected        and Other Directorships
Name                            Age    cation         Director       of Public Companies
------------------------------  -----  ----------     ------------   --------------------------

Mason H. Lampton                48      II            1993           President, The Hardaway Company
                                                                     (Construction Company); Director,
                                                                     Total System Services, Inc.

John L. Moulton                 68      II            1980           President, Moulton, Lane & Hardin,
                                                                     Inc. (Insurance, Estate Planning and
                                                                     Employee Benefits); Chairman of
                                                                     the Board, Security Bank and Trust
                                                                     Company of Albany (Banking
                                                                     Subsidiary of Synovus)

Elizabeth C. Ogie<F5>           45      II            1993           Philanthropist

John T. Oliver, Jr.<F6>         66      II            1993           Vice Chairman of the Executive
                                                                     Committee, Synovus Financial
                                                                     Corp.; Chairman of the Board, First
                                                                     National Bank of Jasper (Banking
                                                                     Subsidiary of Synovus)

H. Lynn Page                    55      I             1978           Vice Chairman of the Board
                                                                     (Retired) and Director, Synovus
                                                                     Financial Corp., Columbus Bank
                                                                     and Trust Company and Total
                                                                     System Services, Inc.

William L. Pherigo<F7>          54      II            1995           President and Chief Executive
                                                                     Officer, The National Bank of
                                                                     South Carolina (Banking Subsidiary
                                                                     of Synovus)

Robert V. Royall, Jr.           61      I             1995           Chairman of the Board, The
                                                                     National Bank of South Carolina
                                                                     (Banking Subsidiary of Synovus);
                                                                     Director, Blue Cross Blue Shield of
                                                                     South Carolina; Secretary of
                                                                     Commerce, State of South Carolina

William B. Turner<F5>          73      III           1972            Chairman of the Board, Columbus
                                                                     Bank and Trust Company;
                                                                     Chairman of the Executive
                                                                     Committee, W.C. Bradley Co.
                                                                     (Metal Manufacturer and Real
                                                                     Estate); Director, The Coca-Cola
                                                                     Company and Total System
                                                                     Services, Inc.; Chairman of the
                                                                     Executive Committee, Synovus
                                                                     Financial Corp.

George C. Woodruff, Jr.         67      III           1972           Real Estate and Personal
                                                                     Investments;  Director, Total
                                                                     System Services, Inc. and United
                                                                     Cities Gas Company

James D. Yancey<F8>             54      I             1978           Vice Chairman of the Board,
                                                                     Synovus Financial Corp. and
                                                                     Columbus Bank and Trust
                                                                     Company; Director, Total System
                                                                     Services, Inc.

-------------

<F1>Richard E. Anthony was elected Vice Chairman of Synovus in September,  1995.
Prior to 1995, Mr. Anthony served, and continues to serve, as President of Synovus Financial Corp. of Alabama and Chairman of the Board of First Commercial Bank of Birmingham, both of which companies are subsidiaries of Synovus.

<F2>Richard Y. Bradley formed  Bradley & Hatcher in September,  1995.  From 1991 until 1995, Mr. Bradley served as President of Bickerstaff Clay Products Company, Inc.

<F3>Stephen L. Burts, Jr. was elected  President and Chief Financial  Officer of
Synovus in March, 1992. Prior to 1992, Mr. Burts served in various capacities with Synovus and/or Columbus Bank, including Executive Vice President and Treasurer.

<F4>Salvador  Diaz-Verson,  Jr. formed Diaz-Verson Capital Investments,  Inc. in
September, 1991. From 1985 until 1991, Mr. Diaz-Verson was President of AFLAC Incorporated.

<F5>Elizabeth C. Ogie is William B. Turner's niece.


                                       5

<F6>John T. Oliver, Jr. was elected Vice Chairman of the Executive  Committee of
Synovus in September, 1995. Prior to 1995, Mr. Oliver served, and continues to serve, as Chairman of the Board of Synovus Financial Corp. of Alabama and First National Bank of Jasper, both of which companies are subsidiaries of Synovus.

<F7>William L. Pherigo was elected  President and Chief Executive Officer of The
National Bank of South Carolina effective January, 1996. From 1991 until 1996, Mr. Pherigo served as President and Chief Operating Officer of The National Bank of South Carolina.

<F8>James D. Yancey was elected Vice  Chairman of the Board of Synovus in March,
1992. Prior to 1992, Mr. Yancey served in various capacities with Synovus and/or Columbus Bank, including Vice Chairman of the Board and President of both Synovus and Columbus Bank.

(2) Synovus Common Stock Ownership of Directors and Management.

     The following table sets forth, as of December 31, 1995, the number of shares of Synovus Common Stock beneficially owned by each of Synovus' directors and Synovus' five most highly compensated executive officers. To the best of Synovus' knowledge, all shares of Synovus Common Stock beneficially owned by such persons qualify for ten votes per share, subject to the completion by such persons of the Certifications contained on the reverse side of their Proxy Cards. Information relating to beneficial ownership of Synovus Common Stock is based upon information furnished by each person or entity using "beneficial ownership" concepts set forth in the rules of the SEC under Section 13(d) of the Exchange Act.

                        Shares of                          Shares of
                        Synovus            Shares of       Synovus
                        Common             Synovus         Common                         Percentage of
                        Stock              Common Stock    Stock           Total Shares   Outstanding
                        Beneficially       Beneficially    Beneficially    of Synovus     Shares of
                        Owned with         Owned with      Owned with      Common         Synovus
                        Sole Voting        Shared Voting   Sole Voting     Stock          Common Stock
                        and Invest-        and Invest-     but no Invest-  Beneficially   Beneficially
                        ment Power         ment Power      ment Power      Owned as of    Owned as of
Name                    as of 12/31/95     as of 12/31/95  as of 12/31/95  12/31/95       12/31/95
---------------------- ------------------- --------------  --------------  -------------- --------------
Daniel P. Amos             24,415          135,912<F1>       ---             160,327       .20%
Richard E. Anthony        149,669           21,587          7,752            179,008       .23
Joe E. Beverly            126,591            1,350         27,117            155,058       .20
James H. Blanchard        448,729            7,381         24,526            480,636       .62
Richard Y. Bradley          4,521           37,481           ---              42,002       .05
Stephen L. Burts, Jr.      42,103<F2>         ---          26,189             68,292       .09
Salvador Diaz-Verson, Jr.  17,806              175           ---              17,981       .02
C. Edward Floyd, M.D.     323,763           44,999           ---             368,762       .48
Gardiner W. Garrard, Jr.   57,605          423,959           ---             481,564       .62
V. Nathaniel Hansford      60,231          113,212           ---             173,443       .22
Mason H. Lampton          118,892           81,488<F3>       ---             200,380       .26
John L. Moulton           102,055               54           ---             102,109       .13
Elizabeth C. Ogie           9,364        9,037,456<F4><F5>   ---           9,046,820     11.71
John T. Oliver, Jr.       214,909<F6>       27,535         9,218             251,662       .33
H. Lynn Page              265,118            3,412           ---             268,530       .35
William L. Pherigo        120,742<F7>        1,524           ---             122,266       .16
Robert V. Royall, Jr.     161,649<F8>       50,058           ---             211,707       .27
William B. Turner          27,661        9,002,249<F5>       ---           9,029,910     11.69
George C. Woodruff, Jr.    36,794             ---            ---              36,794       .05
James D. Yancey           306,393           13,275        14,658             334,326       .43
---------------------------

                                       6

<F1>Includes  22,700  shares  of  Synovus  Common  Stock  held  by a  charitable foundation of which Mr. Amos is a trustee.

<F2>Includes  6,750  shares of Synovus  Common  Stock with  respect to which Mr.
Burts has options to acquire.

<F3>Includes 74,118 shares of Synovus Common Stock held in a trust for which Mr.
Lampton is not the trustee. Mr. Lampton disclaims beneficial ownership of such shares.

<F4>Includes  35,246  shares  of  Synovus  Common  Stock  held  by a  charitable foundation of which Mrs. Ogie is a trustee.

<F5>Includes  760,950  shares  of  Synovus  Common  Stock  held by a  charitable foundation of which Mrs. Ogie and Mr. Turner are trustees and 8,235,427 shares of Synovus Common Stock beneficially owned by TB&C Bancshares, Inc., of which Mrs. Ogie and Mr. Turner are officers, directors and shareholders.

<F6>  Includes  30,285  shares of  Synovus  Common  Stock  held by a  charitable foundation of which Mr. Oliver is trustee.

<F7> Includes  56,036  shares of Synovus  Common Stock with respect to which Mr.
Pherigo has options to acquire.

<F8>Includes  61,979  shares of Synovus  Common  Stock with respect to which Mr.
Royall has options to acquire.


     The following table sets forth information, as of December 31, 1995, with respect to the beneficial ownership of Synovus Common Stock by all directors and executive officers of Synovus as a group. To the best of Synovus' knowledge, all shares of Synovus Common Stock beneficially owned by all directors and executive officers of Synovus qualify for ten votes per share, subject to the completion by such persons of the Certifications contained on the reverse sides of their Proxy Cards.

                                                  Percentage of
                         Shares of                Outstanding Shares of
                         Synovus Common Stock     Synovus Common Stock
Name of                  Beneficially Owned       Beneficially Owned
Beneficial Owner         as of 12/31/95           as of 12/31/95
----------------------- ------------------------  ----------------------------
All directors
and executive
officers of Synovus
as a group               12,812,934               16.59%
(includes
23 persons)

     For a detailed discussion of the beneficial ownership of TSYS Common Stock by Synovus' named executive officers and directors and by all directors and executive officers of Synovus as a group, see Section VI(C) hereof captioned "TSYS Common Stock Ownership of Directors and Management."

C. Board  Committees and Attendance.

     The business and affairs of Synovus are under the direction of Synovus' Board of Directors. During 1995, Synovus' Board of Directors held six regular meetings and one special meeting. During 1995, each of Synovus' directors attended at least 75% of the aggregate meetings of Synovus' Board of Directors and the Committees thereof on which he or she sat, except Daniel P. Amos, who attended 72%.

     John P. Illges, III, Senior Vice President of The Robinson-Humphrey Company, Inc., serves as a non-voting advisory director of Synovus. Mr. Illges' service as a non-voting advisory director of Synovus is required under the provisions of The Glass-Steagall Act and Regulation R promulgated thereunder, which forbid an individual associated with an entity engaged in the offering and underwriting of securities from serving as a director of a national bank, or as a director of a parent bank holding company of a national bank. Mr. Illges continues to serve as a director of Columbus Bank and TSYS.

     Synovus'  Board of Directors  has three  principal  committees  -- an Audit
Committee, a Compensation Committee and an Executive Committee. There is no Nominating Committee of Synovus' Board of Directors.

     Audit Committee. The members of the Audit Committee of Synovus' Board of Directors are: Gardiner W. Garrard, Jr., Chairman, Salvador Diaz-Verson, Jr. and George C. Woodruff, Jr. The primary functions engaged in by Synovus' Audit Committee include: (i) annually recommending to Synovus' Board the independent certified public accountants ("Independent Auditors") to be engaged by Synovus for the next fiscal year; (ii) reviewing the plan and results of the annual audit by Synovus' Independent Auditors; (iii) reviewing and approving the range of management advisory services provided by Synovus' Independent Auditors; (iv) reviewing Synovus' internal audit function and the adequacy of the internal accounting control systems of Synovus and its subsidiaries; (v) reviewing the results of regulatory examinations of Synovus and its subsidiaries; (vi) periodically reviewing the financial statements of Synovus and the consolidated financial statements of Synovus and its subsidiaries; and (vii) considering such other matters with regard to the internal and independent audit of Synovus and its subsidiaries as, in its discretion, it deems to be necessary or desirable, periodically reporting to Synovus' Board as to the exercise of its duties and responsibilities and, where appropriate, recommending matters in connection with the audit function with respect to which Synovus' Board should consider taking action. During 1995, Synovus' Audit Committee held one meeting.

     Compensation  Committee.  The  members  of the  Compensation  Committee  of
Synovus' Board of Directors are: William B. Turner, Chairman, George C. Woodruff, Jr. and Gardiner W. Garrard, Jr. The primary functions engaged in by Synovus' Compensation Committee include: (i) evaluating the remuneration of senior management and board members of Synovus and its subsidiaries and the compensation and fringe benefit plans in which officers, employees and directors of Synovus and its subsidiaries are eligible to participate; and (ii) recommending to Synovus' Board whether or not it should modify, alter, amend, terminate or approve such remuneration, compensation or fringe benefit plans. During 1995, Synovus' Compensation Committee held two meetings.

     Executive  Committee.  The members of  Synovus'  Executive  Committee  are:
William B. Turner, Chairman, James H. Blanchard, Gardiner W. Garrard, Jr., George C. Woodruff, Jr., James D. Yancey, John T. Oliver, Jr. and Richard Y. Bradley. During the intervals between meetings of Synovus' Board of Directors, Synovus' Executive Committee possesses and may exercise any and all the powers of Synovus' Board of Directors in the management and direction of the business and affairs of Synovus with respect to which specific direction has not been previously given by Synovus' Board of Directors. During 1995, Synovus' Executive Committee held five meetings.

D. Executive Officers.

     The following table sets forth the name, age and position with Synovus of each present executive officer of Synovus.

Name                       Age  Position with Synovus
----------------------     ---  -----------------------------------------------
James H. Blanchard         54   Chairman of the Board and Chief Executive Officer
William B. Turner          73   Chairman of the Executive Committee
John T. Oliver, Jr.        66   Vice Chairman of the Executive Committee
James D. Yancey            54   Vice Chairman of the Board
Joe E. Beverly             54   Vice Chairman of the Board
Richard E. Anthony         49   Vice Chairman of the Board
Stephen L. Burts, Jr.      43   President and Chief Financial Officer
G. Sanders Griffith, III   42   Senior Executive Vice President, General
                                Counsel and Secretary
Thomas J. Prescott         41   Executive Vice President and Treasurer
Jay C. McClung             47   Executive Vice President


     Synovus' executive officers serve at the pleasure of Synovus' Board of Directors. All of the executive officers of Synovus are members of Synovus' Board of Directors, except G. Sanders Griffith, III, Thomas J. Prescott and Jay
C. McClung.

     G. Sanders Griffith, III serves as Senior Executive Vice President, General Counsel and Secretary of Synovus, positions he has held since October, 1995. From 1988 until 1995, Mr. Griffith served in various capacities with Synovus, including Executive Vice President, General Counsel and Secretary. Thomas J. Prescott was elected Executive Vice President and Treasurer of Synovus in January, 1994. From 1987 until 1994, Mr. Prescott served in various capacities with Synovus, including Senior Vice President. Jay C. McClung was elected Executive Vice President of Synovus in January, 1995. From 1986 until 1995, Mr. McClung served in various capacities with Columbus Bank, including Senior Vice President.

                     III. DIRECTORS' PROPOSAL TO APPROVE THE
                  SYNOVUS FINANCIAL CORP. EXECUTIVE BONUS PLAN

     Synovus' executive compensation program will include short-term incentive bonus awards under the Synovus Financial Corp. Executive Bonus Plan (the "Plan") beginning in 1996. The purposes of the Plan are to reward selected executive officers for superior corporate performance and to attract and retain top quality executive officers. Subject to approval by Synovus' shareholders, compensation paid pursuant to the Plan is intended, to the extent reasonable, to qualify for tax deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as may be amended from time to time ("Section 162(m)").

     Eligibility and Participation. The Chief Executive Officer and the four highest compensated officers of Synovus and any publicly-traded subsidiary of Synovus are eligible to participate in the Plan. Approximately 10 employees are eligible to participate in the Plan. The Committee, as described below, has discretion to select participants from among eligible employees from year to year.

     Description of Awards Under the Plan. Pursuant to the Plan, Synovus may award incentive bonus opportunities to participants. Each fiscal year, the Committee shall establish, in writing, the performance goals applicable to such and/or any succeeding fiscal year. The performance measures which shall be used to determine the amount of the incentive bonus award for each such performance period shall be chosen from among the following for Synovus, any of its business segments and/or any of its business units, unless and until the Committee proposes a change in such measures for shareholder vote or applicable tax and/or securities laws change to permit the Committee discretion to alter such performance measures without obtaining shareholder approval: (i) return on assets; (ii) net income; (iii) operating income; (iv) nonperforming assets and/or loans as a percentage of total assets and/or loans; (v) return on capital compared to cost of capital; (vi) earnings per share and/or earings per share growth; (vii) return on equity; (viii) noninterest expense as a percentage of total expense; (ix) loan charge-offs as a percentage of total loans; (x) productivity and expense control; (xi) number of cardholder, merchant and/or other customer accounts processed and/or converted by TSYS; (xii) successful negotiation or renewal of contracts with new and/or existing customers by TSYS;
(xiii) stock price; and (xiv) asset growth. Awards shall be determined based on the achievement of such preestablished performance goals, and shall be awarded based on a percentage of a participant's base salary.

     The Committee shall have no discretion to increase the amount of any award under the Plan, but will retain the ability to eliminate or decrease an award otherwise payable to a participant. The Committee shall certify, in writing, that the performance goals have been met before any payments to participants may be made. Payment of the incentive bonus award earned, if any, shall be made in cash, as soon as practicable thereafter.

     Termination of Employment. Any participant not employed by Synovus or a publicly-traded subsidiary of Synovus on December 31 of any fiscal year will not be entitled to an award unless otherwise determined by the Committee.

     Maximum Amount Payable to Any Participant. The maximum amount payable for each performance period under the Plan to any participant is one hundred fifty percent (150%) of such participant's base salary; provided, however, that no participant may receive an award for any performance period in excess of $1.5 million.

     Deferral of Bonus Awards. Participants may elect to defer all or a portion of an incentive bonus award payable under the Plan by providing an election, in writing, to Synovus prior to the beginning of the year in which the incentive bonus is to be earned. Deferred amounts shall earn interest at a rate equal to the average annual short-term prime rate established by Columbus Bank for each fiscal year.

     Distributions of deferred amounts and interest earned thereon to participants, or their beneficiaries, as applicable, shall be made in cash in one lump sum or in up to 120 approximately equal monthly installments, as determined by the Committee. Commencement of payment, in the form determined by the Committee, shall begin within 30 days after the last day of the month of the participant's termination of employment by reason of death (except by suicide) or total disability, or at such time as determined by the Committee in the event of termination of employment for any other reason; provided that no distribution shall begin later than the date the participant attains age 70 1/2.

     Amendment of the Plan. The Board of Directors may amend the Plan at any time including amendments that increase the costs of the Plan and allocate benefits between persons and groups in the table below differently; provided, however, that no amendment shall be made without shareholder approval that increases the maximum amount payable to any participant in excess of the limits set forth above.

     Duration of the Plan. The Plan shall remain in effect from the date it is approved by Synovus' shareholders until the date it is terminated by the Board of Directors. The Board of Directors may terminate the Plan at any time.

     Administration. The Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee will be comprised of two or more "outside" directors within the meaning of Section 162(m).

     Estimate of Benefits. The amounts that will be paid pursuant to the Plan are not currently determinable. The amounts that would have been awarded for fiscal year 1995 if the Plan had been in effect and if the Chief Executive Officer and the four highest compensated officers of Synovus participated in the Plan are as follows:

                                NEW PLAN BENEFITS
                  SYNOVUS FINANCIAL CORP. EXECUTIVE BONUS PLAN

                 Name                            Position                            Dollar Value ($)
-------------------------------         -----------------------------------      ---------------------
James H. Blanchard                          Chairman of the Board and Chief          $  356,250
                                            Executive Officer
James D. Yancey                             Vice Chairman of the Board                  224,250
Stephen L. Burts, Jr.                       President and Chief Financial               168,500
                                            Officer
Joe E. Beverly                              Vice Chairman of the Board                  154,500
John T. Oliver, Jr.                         Vice Chairman of the Executive              145,800
                                            Committee

Executive Group                                                                       1,049,300
Non-Executive Director Group                                                                -0-
Non-Executive Officer Employee Group                                                        -0-

         Adoption of the proposal requires an affirmative vote by the holders of a majority of the votes cast thereon. Any shares not voted (whether by absention, broker non-vote, or otherwise) have no impact on the vote.

SYNOVUS' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
THE APPROVAL OF THE SYNOVUS FINANCIAL CORP. EXECUTIVE BONUS PLAN.

                           IV. EXECUTIVE COMPENSATION

(1) Summary Compensation Table.

     The following table summarizes the cash and noncash compensation for each of the last three fiscal years for the chief executive officer of Synovus and for the other four most highly compensated executive officers of Synovus.

                                                SUMMARY COMPENSATION TABLE
                                                                                         Long-Term
                                                Annual Compensation                     Compensation Awards
                          --------------------------------------------------------  --------------------------------
                                                                    Other            Restricted       Securities       All
                                                                    Annual           Stock            Underlying       Other
Name and                                                            Compen-          Award(s)         Options/         Compen-
Principal Position        Year    Salary           Bonus <F1>       sation <F2>      <F3>             SARs             sation<F4>
---------------------  --------  ---------------   --------------   ---------------  ---------------  --------------   ------------
James H. Blanchard        1995    $475,000         $356,250         $  2,000         $454,664         53,229           $240,351
  Chairman of the         1994     377,650          253,238            2,000          146,246         25,434            146,943
  Board and Chief         1993     288,750          144,375            2,000              -0-            -0-            113,216
  Executive Officer

James D. Yancey           1995     345,000          224,250            2,000          263,579         30,857            201,192
  Vice Chairman           1994     273,310          177,652            2,000           94,254         16,392            133,817
  of the Board            1993     246,750          123,375            2,000              -0-            -0-            105,537

Stephen L. Burts, Jr.     1995     272,500          168,500            1,833          162,206         18,989            110,172
  President and Chief     1994     208,050          129,830              -0-           56,252          9,783             61,360
  Financial Officer       1993     183,750           91,875            5,000              -0-            -0-             86,902

Joe E. Beverly            1995     257,500          154,500            2,000          167,254         19,582            125,699
  Vice Chairman           1994     234,660          140,796            2,000           72,002         12,522             95,406
  of the Board            1993     220,500          110,250            2,000              -0-            -0-             97,452

John T. Oliver, Jr.       1995     243,000          145,800            2,000          152,059         17,802             64,565
  Vice Chairman of the    1994<F5>      --               --               --               --             --                 --
  Executive Committee     1993<F5>      --               --               --               --             --                 --

---------------------

<F1> Bonus amount for 1995 includes special  recognition award of $5,000 for Mr.
     Burts.

<F2> Amount for 1995 includes  matching  contributions  under the Director Stock
     Purchase Plan of $2,000 each for Messrs. Blanchard, Yancey and Beverly and $1,833 for Mr. Burts. Perquisites and other personal benefits are excluded because the aggregate amount does not exceed the lesser of $50,000 or 10% of annual salary and bonus for the named executives.

<F3> Amount  consists  of  value  of  award,  net of  consideration  paid by the executive. As of December 31, 1995, Messrs. Blanchard, Yancey, Burts, Beverly and Oliver held 24,526, 14,658, 26,189, 27,117 and 9,218 restricted shares, respectively, with a value of $702,057, $419,585, $749,660, $776,224 and $263,865, respectively. On September 5, 1995, restricted stock was awarded in the amount of 17,743, 10,286, 6,330, 6,527 and 5,934 shares to Messrs. Blanchard, Yancey, Burts, Beverly and Oliver, respectively, with the following vesting schedule: 20% on September 4, 1996; 20% on September 4, 1997; 20% on September 4, 1998; 20% on September 4, 1999; and 20% on
     September 4, 2000. On June 29,1994, restricted stock was awarded in the amount of 8,478, 5,464, 3,261, 4,174 and 4,104 shares to Messrs. Blanchard, Yancey, Burts, Beverly and Oliver, respectively, with the following vesting schedule: 20% on June 28, 1995; 20% on June 28, 1996; 20% on June 28, 1997;
     20% on June 28, 1998; and 20% on June 28, 1999. Dividends are paid on all restricted shares.

                                       11

<F4> The 1995  amount  includes  director  fees of  $55,150,  $56,900,  $29,000,
     $43,600 and $24,600 for Messrs. Blanchard, Yancey, Burts, Beverly and Oliver, respectively, in connection with their service as directors of Synovus and certain of its subsidiaries; contributions or other allocations to defined contribution plans of $30,000 for each executive; allocations pursuant to defined contribution excess benefit agreements of $102,891, $66,309, $44,899, $31,655 and $9,965 for each of Messrs. Blanchard, Yancey, Burts, Beverly and Oliver, respectively; premiums paid for group term life insurance coverage of $720, $720, $648 and $691 for each of Messrs. Blanchard, Yancey, Burts and Beverly, respectively; the economic benefit of life insurance coverage related to split-dollar life insurance policies of $879, $656, $25 and $355 for each of Messrs. Blanchard, Yancey, Burts and Beverly, respectively; and the dollar value of the benefit of premiums paid for split-dollar life insurance policies (unrelated to term life insurance coverage) projected on an actuarial basis of $50,711, $46 607, $5,600 and $19,398 for each of Messrs. Blanchard, Yancey, Burts and Beverly, respectively.

<F5> Disclosure is not required for 1994 and 1993.


(2) Stock Option Exercises and Grants.

     The following tables provide certain information regarding stock options granted and exercised in the last fiscal year and the number and value of unexercised options at the end of the fiscal year.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
                            Individual Grants
-----------------------------------------------------------------------------------------
                                             % of Total                                    Potential
                                             Options/                                      Realized Value at
                                             SARs           Exercise                       Assumed Annual Rates of
                                Options/     Granted to     or                             Stock Price Appreciation
                                SARs         Employees      Base                           For Option Term <F2>
                                Granted      in Fiscal      Price          Expiration      ---------------------
Name                            (#)<F1>      Year           ($/Share)      Date            5%($)       10% ($)
------------------------------  ------------ -------------- -------------- --------------- ----------  ---------
James H. Blanchard              53,229        7.32%         $22.75         09/04/03        $578,067    $1,385,019
James D. Yancey                 30,857        4.24%          22.75         09/04/03         335,107       802,899
Stephen L. Burts, Jr.           18,989        2.61%          22.75         09/04/03         206,221       494,094
Joe E. Beverly                  19,582        2.69%          22.75         09/04/03         212,661       509,524
John T. Oliver, Jr.             17,802        2.45%          22.75         09/04/03         193,330       463,208
-----------

<F1> Options  granted on September 4, 1995 at fair market value to executives in tandem with restricted stock awards as part of the Synovus 1994 Long-Term Incentive Plan. Options become exercisable on September 4, 1997.

<F2> The dollar gains under these  columns  result from  calculations  using the identified growth rates and are not intended to forecast future price appreciation of Synovus Common Stock.

                                       12

         AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
                               OPTION/SAR VALUES

                                                    Number of Securities          Value of
                                                    Underlying Unexercised        Unexercised In-the-Money
                         Shares        Value        Options/SARs at FY-End (#)    Options/SARs at FY-End ($)<F1>
                         Acquired on   Realized     --------------------------    -------------------------------
Name                     Exercise (#)  ($)<F1>      Exercisable/Unexercisable     Exercisable/Unexercisable
------------------------ ------------  ---------    ---------------------------   -------------------------------
James H. Blanchard        -0-           -0-               0  /     78,663                0  /  $602,032
James D. Yancey           -0-           -0-               0  /     47,249                0  /  $367,744
Stephen L. Burts, Jr.     -0-           -0-           6,750  /     28,772         $155,883  /  $222,842
Joe E. Beverly            -0-           -0-               0  /     32,104                0  /  $257,482
John T. Oliver, Jr        -0-           -0-               0  /     52,614                0  /  $546,249
----------

<F1>Market value of  underlying  securities  at exercise or year-end,  minus the exercise or base price.


(3) Compensation of Directors.

     Compensation. During 1995, each of Synovus' directors received a $15,000 annual retainer, and fees of $800 for each meeting of Synovus' Board of Directors and each Executive Committee meeting they personnally attended. Members of the Committees of Synovus' Board of Directors (other than the Executive Committee) received fees of $500, with the Chairmen of such Committees receiving fees of $750, for each Committee meeting they personally attended. In addition, directors of Synovus received an $800 fee for each board meeting from which their absence was excused and an $800 fee for one meeting without regard to the reason for their absence.

     Director  Stock  Purchase  Plan.  Synovus'  Director  Stock  Purchase  Plan
("DSPP") is a non-tax-qualified, contributory stock purchase plan pursuant to which qualifying directors can purchase, with the assistance of contributions from Synovus, presently issued and outstanding shares of Synovus Common Stock. Under the terms of the DSPP, qualifying directors can elect to contribute up to $1,000 per calendar quarter to make purchases of Synovus Common Stock, and Synovus contributes an additional amount equal to 50% of the director's cash contribution. Participants in the DSPP are fully vested in, and may request the issuance to them of, all shares of Synovus Common Stock purchased for their benefit thereunder.

     Consulting Agreement. H. Lynn Page, a director and the former Vice Chairman of the Board of Synovus, and Synovus are parties to a Consulting Agreement pursuant to which Mr. Page was paid $24,000 by Synovus during 1995 for providing consulting and advisory services to Synovus in connection with portfolio management and potential opportunities for business expansion.

(4) Employment Contracts and Change in Control Arrangements.

     Blanchard Employment Agreement. On October 13, 1977, Synovus entered into an Employment Agreement with James H. Blanchard ("Blanchard"), Chairman of the Board of Synovus, whereunder Synovus paid Blanchard a salary of $475,000 during 1995. The base salary paid to Blanchard is determined by the Compensation Committee of the Board of Directors of Synovus on an annual basis. The Blanchard Employment Agreement provides that Synovus shall pay deferred compensation of $468,000 to Blanchard or his beneficiaries over a 10 to 15 year period in the event of Blanchard's death, total disability or termination of employment, subject to certain conditions of forfeiture in the event Synovus terminates Blanchard's employment "for cause" (as defined), in the event of his violation of his 2-year Covenant Not to Compete, or in the event of his death by suicide. The Blanchard Employment Agreement is automatically renewable annually and is subject to termination on 30 days written notice.


                                       13

     Yancey  Employment  Agreement.  On December 8, 1977,  effective  January 1,
1977, Synovus entered into an Employment Agreement with James D. Yancey ("Yancey"), Vice Chairman of the Board of Synovus and Columbus Bank, whereunder Synovus paid Yancey a salary of $345,000 during 1995. The base salary paid to Yancey is determined by the Compensation Committee of the Board of Directors of Synovus on an annual basis. The Yancey Employment Agreement provides that Synovus shall pay deferred compensation of $375,000 to Yancey or his beneficiaries over a 10 to 15 year period in the event of the death, total disability or termination of employment of Yancey, subject to certain conditions of forfeiture in the event Synovus terminates Yancey's employment "for cause" (as defined), in the event of his violation of his 2-year Covenant Not to Compete, or in the event of his death by suicide. The Yancey Employment Agreement is automatically renewable annually and is subject to termination on 30 days written notice.

     Beverly Employment Agreement. On January 15, 1979, Synovus entered into an Employment Agreement with Joe E. Beverly ("Beverly"), Vice Chairman of the Board of Synovus, whereunder Beverly was paid a salary of $257,500 during 1995. The base salary paid to Beverly is determined by the Compensation Committee of the Board of Directors of Synovus on an annual basis. The Beverly Employment Agreement provides that Synovus shall pay deferred compensation of $375,000 to Beverly or his beneficiaries over a 10 to 15 year period in the event of Beverly's death, total disability or termination of employment, subject to certain conditions of forfeiture in the event Synovus terminates Beverly's employment "for cause" (as defined), in the event of his violation of his 2-year Covenant Not to Compete, or in the event of his death by suicide. The Beverly Employment Agreement is automatically renewable annually and is subject to termination on 30 days written notice.

     Oliver Employment Agreement. On December 31, 1992, Synovus entered into an Employment Agreement with John T. Oliver, Jr. ("Oliver"), Vice Chairman of the Executive Committee of Synovus, whereunder Oliver was paid a salary of $243,000 during 1995. The base salary paid to Oliver is determined by the Compensation Committee of the Board of Directors of Synovus on an annual basis. The Oliver Employment Agreement is for a five year term.

     Long-Term Incentive Plans. Messrs. Blanchard, Yancey, Burts, Beverly and Oliver each hold shares of restricted stock of Synovus and options to purchase stock of Synovus which were issued pursuant to the Synovus Financial Corp. 1992 and 1994 Long-Term Incentive Plans. Under the terms of the Synovus Financial Corp. 1992 and 1994 Long-Term Incentive Plans, in the event of a change in control of Synovus, the vesting of any stock options, stock appreciation and other similar rights, restricted stock and performance awards will be accelerated so that all awards not previously exercisable and vested will become fully exercisable and vested.

     Change of Control Agreements. Effective January 1, 1996, Synovus entered into Change of Control Agreements ("Agreements") with Messrs. Blanchard, Yancey, Burts, Beverly and Oliver and certain other executive officers. The Change of Control Agreements provide severance pay and continuation of certain benefits in the event of a Change of Control. In order to receive benefits under the Agreements, the executive's employment must be terminated involuntarily, without cause, whether actual or "constructive" within one year following a Change of Control or the executive may voluntarily or involuntarily terminate employment during the thirteenth month following a Change of Control. Generally, a "Change of Control" is deemed to occur in any of the following circumstances: (1) the acquisition by any person of 20% or more of the "beneficial ownership" of Synovus' outstanding voting stock, with certain exceptions for Turner family members; (2) the persons serving as directors of Synovus as of January 1, 1996 and those replacements or additions subsequently approved by a two-thirds (2/3) vote of the Board ceasing to comprise at least two-thirds (2/3) of the Board;
(3) a merger,  consolidation,  reorganization  or sale of Synovus' assets unless
(a) the previous beneficial owners of Synovus own more than two-thirds (2/3) of the new company, (b) no person owns more than 20% of the new company, and (c) two-thirds (2/3) of the new company's Board were members of the incumbent Board which approved the business combination; or (4) a "triggering event" occurs as defined in the Synvous Rights Agreement.


                                       14

     Under the Agreements, severance pay would equal three times current base salary and bonus, with bonus being defined as the average of the previous three years measured as a percentage of base salary multiplied by current base salary. Medical, life, disability and other welfare benefits will be provided at the expense of Synovus for three years with the level of coverage being determined by the amount elected by the executive during the open enrollment period immediately preceding the Change of Control. Executives would also receive a short-year bonus for the year of separation based on the greater of a half year's maximum bonus or pro rata maximum bonus to the date of termination and a cash amount in lieu of a long-term incentive award for the year of separation. If the executive has already received a long-term incentive award in the separation year, the amount would equal 1.5 times the market grant and if the executive has not, the amount would equal 2.5 times the market grant.

     Executives who are impacted by the Internal Revenue Service excise tax that applies to certain change of control agreements would receive additional gross up payments so that they are in the same position as if there were no excise tax. The Agreements do not provide for retirement benefits or perquisites.

     Notwithstanding anything to the contrary set forth in any of Synovus' previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Performance Graph and Compensation Committee Report on Executive Compensation shall not be incorporated by reference into any such filings.

                                       15


(5) Stock Performance Graph.

     The following graph compares the yearly percentage change in cumulative shareholder return on Synovus Common Stock with the cumulative total return of the Standard & Poor's 500 Index and the Keefe, Bruyette & Woods 50 Bank Index for the last five fiscal years (assuming a $100 investment on December 31, 1990 and reinvestment of all dividends).

[Omitted Stock Performance Graph is represented by the following table.]

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
            SYNOVUS FINANCIAL CORP., S&P 500 AND KBW 50 BANK INDEX

               1990      1991      1992      1993      1994      1995
  SNV          $100      $125      $164      $202      $202      $324

  S&P 500      $100      $130      $140      $154      $156      $215

  KBW 50       $100      $158      $202      $213      $202      $323


                                       16

(6) Compensation Committee Report on Executive Compensation.

     The Compensation Committee (the "Committee") of the Board of Directors of Synovus is responsible for evaluating the remuneration of senior management and board members of Synovus and its subsidiaries and the compensation and fringe benefit plans in which officers, employees and directors of Synovus and its subsidiaries are eligible to participate. Because Synovus' mission is to create superior shareholder value by retaining and attracting well-trained and highly-motivated people who deliver the very best quality customer service, the Committee's executive compensation policies are designed to attract and retain highly-motivated and well-trained executives in order to create superior shareholder value.

     Elements  of  Executive  Compensation.   The  four  elements  of  executive
compensation at Synovus are:

                           o        Base Salary
                           o        Annual Bonus
                           o        Long-Term Incentives
                           o        Other Benefits

     The Committee believes that a substantial portion, though not a majority, of an executive's compensation should be "at-risk" based upon Synovus' short-term performance (through the annual bonus and the Synovus/TSYS Profit Sharing Plan and the Synovus/TSYS 401(k) Savings Plan) and long-term performance (through long-term incentives including stock options and restricted stock awards). The remainder of each executive's compensation is primarily based upon the competitive practices of a select group of approximately 18 banks that had similar "market value added" as Synovus during the previous ten years ("similar companies"). "Market value added," or "MVA," as used by the Committee in this context, equals stock price increase during the ten-year period, plus dividends for the ten-year period, minus increases to paid-in capital during such period. This subtraction eliminates value added through acquisitions. Prior to 1995, the Committee made market comparisons with banking companies that were similar in size to Synovus. The Committee decided to use the "MVA" approach instead of a "size-based" approach in 1995 because it believes the MVA approach more accurately reflects Synovus' competitors and represents the most appropriate market data for the compensation of Synovus executives. The companies used for comparison under both the "size-based" and "MVA" approaches are not the same companies included in the peer group index appearing in the Stock Performance Graph above.

     A description of each element of executive compensation and the factors and criteria used by the Committee in determining these elements is discussed below:

     Base Salary. Base salary is an executive's annual rate of pay without regard to any other elements of compensation. The primary consideration in determining an executive's base salary is a market comparison of the base salaries at similar companies for similar positions based upon the executive's level of responsibility and experience. Base salaries are targeted at the median level of the similar companies used in the comparison. In addition to market comparisons, individual performance (measured by the quality of Synovus' strategic plan, the executive's management responsibilities and development, and the executive's industry and civic involvement) is also considered in determining an executive's base salary, although these factors do not weigh heavily in determining base salary. Based solely upon market comparisons, the Committee increased Mr. Blanchard's base salary in 1995. The Committee also increased the base salaries of Synovus' other executive officers in 1995 based solely upon market comparisons.

     Annual Bonus. Annual bonuses are awarded pursuant to the terms of Synovus' Incentive Bonus Plan. Under the Incentive Bonus Plan, bonus amounts are paid as a percentage of base pay based on financial performance goals such as revenues, earnings and asset quality. The maximum percentage payouts under the Incentive Bonus Plan are 75% for Mr. Blanchard, 65% for Mr. Yancey and 60% for Messrs. Burts, Beverly and Oliver. For Mr. Blanchard and Synovus' other executive officers,

                                       17

the 1995 goal under the Incentive Bonus Plan was a single net income goal for Synovus. Synovus' financial performance and individual performance, separate from the financial performance goals established at the beginning of the year, can reduce bonus awards determined by the attainment of the established goals, although this was not the case for any of Synovus' executive officers. Because the net income goal for 1995 under the Incentive Bonus Plan was exceeded and the overall financial results of Synovus were favorable, Mr.
Blanchard and Synovus' other executive officers were awarded the maximum bonus amount for which each executive was eligible. Beginning in 1996, annual bonuses for Mr. Blanchard and Synovus' other four most highly compensated executive officers will be awarded under the Synovus Financial Corp. Executive Bonus Plan. See Section III hereof captioned "Directors' Proposal to Approve the Synovus Financial Corp. Executive Bonus Plan."

     Long-Term Incentives. The two types of long-term incentives awarded to executives to date are stock options and restricted stock awards. Restricted stock awards are designed to focus executives on the long-term performance of Synovus. Stock options provide executives with the opportunity to buy and maintain an equity interest in Synovus and to share in the appreciation of the value of Synovus Common Stock. Executives are encouraged to hold the shares received upon the lapse of restrictions on restricted stock awards and upon the exercise of stock options, linking their interests to those of Synovus' shareholders. The Committee restructured its approach for granting long-term incentive awards in 1994. During this restructuring, the Committee established a payout matrix for future long-term incentive grants that uses total shareholder return as measured by Synovus' performance (stock price increases plus dividends) and how Synovus' total shareholder return compares to the return of the peer group of companies appearing in the Stock Performance Graph above. For the long-term incentive awards made in 1995, total shareholder return and peer comparisons were measured during the 1992 to 1994 performance period. Applying the results of the 1992 to 1994 performance period to the payout matrix, the Committee granted Mr. Blanchard and Synovus' other executive officers restricted stock awards and stock options in 1995.

     Benefits. Benefits offered to executives serve a different purpose than the other elements of total compensation. In general, these benefits provide either retirement income or protection against catastrophic events such as illness, disability and death. Executives generally receive the same benefits offered to the general employee population, with the only exceptions designed to promote tax efficiency or to replace other benefits lost due to regulatory limits. The Synovus/TSYS Profit Sharing Plan and the Synovus/TSYS 401(k) Savings Plan, including an excess benefit arrangement designed to replace benefits lost due to regulatory limits (collectively the "Plan"), is the largest component of Synovus' benefits package for executives. The Plan is directly related to corporate performance because the amount of contributions to the Plan (to a maximum of 14% of an executive's compensation) is a function of Synovus' profitability. For 1995, Mr. Blanchard and Synovus' other executive officers received a Plan contribution of 10.57% of their compensation based upon the profitability formula under the Plan. The remaining benefits provided to executives are primarily based upon the competitive practices of similar companies.

     In 1993, the Internal Revenue Code of 1986, as amended (the "Code"), was amended to limit the deductibility for federal income tax purposes of annual compensation paid by a publicly held corporation to its chief executive officer and four other highest paid executives for amounts greater than $1 million unless certain conditions are met. Although none of Synovus' executive officers are currently affected by this provision, the Committee believes that this provision could affect Synovus' executive officers in the future. Because the Committee seeks to maximize shareholder value, the Committee has taken steps to ensure the deductibility of compensation in excess of $1 million in the future, although the Committee reserves the ability to make awards which do not qualify for full deductibility under Section 162(m) of the Code if the Committee determines that the benefits of so doing outweigh full deductibility.

                                       18


     The Committee believes that the executive compensation policies serve the best interests of the shareholders and of Synovus. A substantial portion of the compensation of Synovus' executives is directly related to and commensurate with Synovus' performance. The Committee believes that the performance of Synovus to date validates the Committee's compensation philosophy.


William B. Turner
Gardiner W. Garrard, Jr.
George C. Woodruff, Jr.

(7) Compensation Committee Interlocks and Insider Participation.

     The members of Synovus' Compensation Committee during 1995 were William B. Turner, Gardiner W. Garrard, Jr. and George C. Woodruff, Jr. Messrs. Garrard and Woodruff are not current or former officers or employees of Synovus or its subsidiaries.

     Mr. Turner is Chairman of the Executive Committee of Synovus, Chairman of the Board of Columbus Bank, a director of TSYS and Chairman of the Executive Committee of W.C. Bradley Co. James H. Blanchard, Chairman of the Board of Synovus and Chairman of the Executive Committee of TSYS, serves as a director of Columbus Bank and W.C. Bradley Co. James D. Yancey is Vice Chairman of the Board of Synovus and Columbus Bank and is a director of TSYS. During 1995, Synovus and its subsidiaries, including Columbus Bank, paid to W.C. Bradley Co. an aggregate of $7,338, which payments were primarily for printing services and marketing materials provided by W.C. Bradley Co. These payments were made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with unrelated third parties. TSYS leases various properties in Columbus, Georgia from W.C. Bradley Co. for office space and storage. The rent paid for the space in 1995, which is approximately 107,295 square feet, is approximately $746,508. The lease agreements were made substantially on the same terms as those prevailing at the time for comparable leases for similar facilities with an unrelated third party in Columbus, Georgia.

     Columbus Bank and W.C. Bradley Co. are equal partners in B&C Company, a Georgia general partnership formed to acquire, own and operate aircraft for their mutual benefit and the benefit of their affiliated corporations and their employees. Columbus Bank and W.C. Bradley have each agreed to remit to B&C Company fixed fees for each hour they fly the aircraft owned and/or leased by B&C Company, plus certain other amounts for engine startup and reserves and other items, and have agreed to fly such aircraft for a fixed number of hours each per year. For use of such aircraft during 1995, Columbus Bank paid to B&C Company an aggregate sum of $664,999. This amount represents the charges incurred by Columbus Bank and its affiliated corporations for use of B&C Company aircraft, and includes $239,131 for TSYS' use of such aircraft, for which Columbus Bank was reimbursed by TSYS.

     TB&C Bancshares, Inc. is a principal shareholder of Synovus. TB&C Bancshares, Inc. is a "family bank holding company" organized by William B. Turner, and his sisters, Sarah T. Butler and Elizabeth T. Corn. TB&C Bancshares, Inc. is a party to a lease agreement pursuant to which it leases voting and certain other rights in a total of 3,944,253 shares of Synovus Common Stock held in trust by Synovus Trust Company, a subsidiary of Columbus Bank, as Trustee of three trusts for the benefit of Mr. Turner, Mrs. Butler and Mrs. Corn and their respective descendants. During 1995, TB&C Bancshares, Inc. paid Synovus Trust Company, as Trustee, $303,635 pursuant to the terms of the lease agreement, which amount represents the fair market value of the voting rights as determined by an independent appraiser. William B. Turner, Chairman of the Executive Committee of Synovus, Chairman of the Board of Columbus Bank and a director of TSYS, is an officer, director and shareholder of W.C. Bradley Co. and TB&C Bancshares, Inc. James H. Blanchard, Chairman of the Board of Synovus, Chairman of the Executive Committee of TSYS and a director of Columbus

                                       19

Bank, is a director of W.C.  Bradley Co. Elizabeth C. Ogie, the niece of William
B. Turner, is a director of W.C. Bradley Co., Columbus Bank and Synovus and is an officer, director and shareholder of TB&C Bancshares, Inc. W. Walter Miller, Jr., the brother-in-law of Elizabeth C. Ogie, is a director of W.C. Bradley Co. and Senior Vice President and a director of TSYS. Stephen T. Butler, the nephew of William B. Turner, is an officer and director of W.C. Bradley Co., an officer, director and shareholder of TB&C Bancshares, Inc. and is a director of Columbus Bank. Samuel M. Wellborn, III, the President and a director of Columbus Bank, is a director of W.C. Bradley Co. W.B. Turner, Jr., the son of William B.Turner, is an officer and director of W.C. Bradley Co., an officer, director and shareholder of TB&C Bancshares, Inc. and a director of Columbus Bank. John
T. Turner, the son of William B. Turner, is an officer and director of W.C. Bradley Co., a shareholder of TB&C Bancshares, Inc. and a director of Columbus Bank. Sarah T. Butler and Elizabeth T. Corn, the sisters of William B. Turner, are shareholders of W.C. Bradley Co., are officers, directors and shareholders of TB&C Bancshares, Inc. and may be deemed to be principal shareholders of Synovus as a result of their relationship with TB&C Bancshares, Inc.

     Gardiner W. Garrard, Jr. is President of The Jordan Company. On October 1, 1993, TSYS entered into a lease with The Jordan Company pursuant to which TSYS leases from The Jordan Company approximately 10,000 square feet of office space in Columbus, Georgia for $5,000 per month, payable in advance, which lease expires on September 30, 1996. The lease was made on substantially the same terms as those prevailing at the time for leases of comparable property between unrelated third parties. Gardiner W. Garrard, Jr., a director of TSYS, Columbus Bank and Synovus, is an officer, director and shareholder of The Jordan Company. Richard M. Olnick, the brother-in-law of Gardiner W. Garrard, Jr. and a director of Columbus Bank, is an officer, director and shareholder of The Jordan Company.

     George C. Woodruff, Jr. is a shareholder of George C. Woodruff Co. During 1995, George C. Woodruff Co. received payments of $4,582, $49,262 and $70,690 in connection with office space leased by, and landscaping services provided for, Synovus, Columbus Bank and TSYS, respectively. These payments were made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with unrelated third parties. George C. Woodruff, Jr. is a director of Synovus, Columbus Bank and TSYS.

(8) Transactions with Management.

     During 1995, the subsidiary banks of Synovus had outstanding loans directly to or indirectly accruing to the benefit of certain of the then directors and executive officers of Synovus, and their related interests. These loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. In the opinion of Synovus' management, such loans do not involve more than normal risks of collectibility or present other unfavorable features. In the future, the subsidiary banks of Synovus expect to have banking transactions in the ordinary course of business with Synovus' directors, executive officers and their related interests.

     During 1995, Synovus and its wholly-owned subsidiaries and TSYS paid to Communicorp, Inc. an aggregate of $567,702 and $569,309, respectively. These payments were made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with unrelated third parties, and were primarily for various printing and business communication services provided by Communicorp, Inc. to Synovus and its wholly-owned subsidiaries and TSYS. Communicorp, Inc. is a wholly-owned subsidiary of AFLAC Incorporated. Daniel P. Amos, a director of Synovus and Columbus Bank, is Chief Executive Officer and a director of AFLAC Incorporated.

     Bradley & Hatcher, a law firm located in Columbus, Georgia, performed legal services on behalf of Synovus Trust Company during 1995. Richard Y. Bradley, a director of Synovus, Columbus Bank and TSYS, is a partner of Bradley & Hatcher.

                                       20

     For information about transactions with companies that are affiliates of William B. Turner, Gardiner W. Garrard, Jr. and George C. Woodruff, Jr., directors of Synovus, See Section IV (7) hereof captioned "Compensation Committee Interlocks and Insider Participation."

                           V. PRINCIPAL SHAREHOLDERS

     The following table sets forth the number of shares of Synovus Common Stock held by the only known holders of more than 5% of the outstanding shares of Synovus Common Stock.

                                                   Percentage of
                         Shares of                 Outstanding Shares of
                         Synovus Common Stock      Synovus Common Stock
Name and Address         Beneficially Owned        Beneficially Owned
Beneficial Owner         as of 12/31/95            as of 12/31/95
-----------------------  ------------------------- ---------------------------
Synovus Trust Company        10,383,409<F1>             13.44%
1148 Broadway
Columbus, Georgia 31901

TB&C Bancshares, Inc.<F2>     8,235,427                 10.66
1017 Front Avenue
Columbus, Georgia 31901

William B. Turner<F2>         9,029,910<F3>             11.69
P.O. Box 120
Columbus, Georgia 31902

Sarah T. Butler<F2>           9,041,722<F3>             11.70
P.O. Box 120
Columbus, Georgia 31902

Elizabeth T. Corn<F2>         9,156,011<F3>             11.85
P.O. Box 120
Columbus, Georgia 31902

W.B. Turner, Jr.<F2>          9,010,783<F3>             11.66
P.O. Box 120
Columbus, Georgia 31902

Stephen T. Butler<F2>         9,021,708<F3>             11.68
P.O. Box 120
Columbus, Georgia 31902

Elizabeth C. Ogie<F2>         9,046,820<F3>             11.71
P.O. Box 120
Columbus, Georgia 31902
-----------------------------------

<F1> As of December  31, 1995,  the banking and trust  company  subsidiaries  of
Synovus, including Columbus Bank through its wholly-owned subsidiary Synovus Trust Company ("Synovus Trust"), held in various fiduciary capacities a total of 10,973,377 shares of Synovus Common Stock as to which they possessed sole or shared voting or investment power. Of this total, Synovus Trust held 6,089,873 shares as to which it possessed sole investment power, 5,893,582 shares as to which it possessed sole voting power, 269,639 shares as to which it possessed shared voting power and 4,293,536 shares as to which it possessed shared investment power. The other banking subsidiaries of Synovus held 589,968 shares as to which they possessed sole voting or investment power and no shares as to which they possessed shared voting and investment power. In addition, as of December 31, 1995, Synovus Trust and the banking subsidiaries of Synovus held in various agency capacities an additional 6,540,054 shares of Synovus Common

                                       21

Stock as to which they possessed no voting or investment power. Of this additional amount as to which no voting or investment power was possessed, Synovus Trust and the banking subsidiaries of Synovus held 6,499,765 and 40,289 shares, respectively. Synovus and its subsidiaries disclaim beneficial ownership of all shares of Synovus Common Stock which are held by them in various fiduciary and agency capacities.

<F2>TB&C Bancshares,  Inc. ("TB&C") is a "family bank holding company" organized by William B. Turner (the Chairman of Synovus' Executive Committee) and his sisters, Sarah T. Butler and Elizabeth T. Corn. The six directors of TB&C, Mr. Turner, Mmes. Butler and Corn, Elizabeth C. Ogie (the daughter of Mrs. Corn), Stephen T. Butler (the son of Mrs. Butler), and William B. Turner, Jr. (the son of Mr. Turner), are each construed to be the beneficial owners of the 8,235,427 shares of Synovus Common Stock beneficially owned by TB&C. As TB&C owns 10.66% of the outstanding shares of Synovus Common Stock, TB&C is registered as a bank holding company. To the best of Synovus' knowledge, the shares of Synovus Common Stock beneficially owned by TB&C qualify for ten votes per share, subject to the completion by TB&C of the Certification contained on the reverse side of its Proxy Card.

<F3>Includes  4,291,174  shares of Synovus  Common Stock  individually  owned by
TB&C; 760,950 shares held by a charitable foundation of which each of the directors of TB&C is a trustee; in the case of Mrs. Corn and Mrs. Ogie, 35,246 shares of Synovus Common Stock held by a charitable foundation of which Mrs. Corn and Mrs. Ogie are trustees; and 3,944,253 shares of Synovus Common Stock benefically owned by TB&C pursuant to a lease agreement between TB&C and Synovus Trust as Trustee of three trusts for the benefit of Mr. Turner, Mrs. Butler and Mrs. Corn and their respective descendants. Pursuant to the agreement, TB&C leases from Synovus Trust as Trustee of such trusts voting and certain other rights with respect to the shares of Synovus Common Stock held in such trusts.

     VI. RELATIONSHIPS BETWEEN SYNOVUS, COLUMBUS BANK, TSYS AND CERTAIN OF
                      SYNOVUS' SUBSIDIARIES AND AFFILIATES

A. Beneficial Ownership of TSYS Common Stock by Columbus Bank.

     The following table sets forth, as of December 31, 1995, the number of shares of TSYS Common Stock beneficially owned by Columbus Bank, the only known beneficial owner of more than 5% of the issued and outstanding shares of TSYS Common Stock.

                                                  Percentage of
                         Shares of                Outstanding Shares of
                         TSYS Common Stock        TSYS Common Stock
Name and Address         Beneficially Owned       Beneficially Owned
Beneficial Owner         as of 12/31/95           as of 12/31/95
-----------------------  ------------------------ ------------------------
Columbus Bank
and Trust Company        52,200,646 <F1><F2>      80.8%
1148 Broadway
Columbus, Georgia 31901

-----------------

<F1>Columbus Bank individually owns these shares.

<F2>As of December 31, 1995, Synovus Trust held in various fiduciary  capacities a total of 316,617 shares (.49%) of TSYS Common Stock. Of this total, Synovus Trust held 287,139 shares as to which it possessed sole voting or investment power and 29,478 shares as to which it possessed shared voting and investment power. In addition, as of December 31, 1995, Synovus Trust held in various agency capacities an additional 492,982 shares of TSYS Common Stock as to which it possessed no voting or investment power. Synovus and Synovus Trust disclaim beneficial ownership of all shares of TSYS Common Stock which are held by Synovus Trust in various fiduciary and agency capacities.

                                       22

     Columbus Bank, by virtue of its ownership of 52,200,646 shares, or 80.8% of the outstanding shares of TSYS Common Stock on December 31, 1995, presently controls TSYS. Synovus presently controls Columbus Bank.

B.  Interlocking Directorates of Synovus, Columbus Bank and TSYS.

     Eight of the members of and nominees to serve on Synovus' Board of Directors also serve as members of the Boards of Directors of TSYS and Columbus Bank. They are James H. Blanchard, Richard Y. Bradley, Salvador Diaz-Verson, Jr., Gardiner W. Garrard, Jr., H. Lynn Page, William B. Turner, George C. Woodruff, Jr. and James D. Yancey. Daniel P. Amos and Elizabeth C. Ogie serve as members of the Board of Directors of Columbus Bank but do not serve as members of the Board of Directors of TSYS. Mason H. Lampton serves on the Board of Directors of TSYS and as an Advisory Director of Columbus Bank.

C.  TSYS Common Stock Ownership of Directors and Management.

     The following table sets forth, as of December 31, 1995, the number of shares of TSYS Common Stock beneficially owned by each of Synovus' directors and Synovus' five most highly compensated executive officers.


                             Shares of TSYS       Shares of TSYS
                              Common  Stock         Common Stock                             Percentage of
                               Beneficially         Beneficially               Total           Outstanding
                                 Owned with           Owned with              Shares             Shares of
                                Sole Voting        Shared Voting             of TSYS           TSYS Common
                             and Investment       and Investment        Common Stock                 Stock
                                Power as of          Power as of         Owned as of           Owned as of
 Name                              12/31/95             12/31/95            12/31/95              12/31/95
---------------------------  -------------------  --------------------- -------------------  -------------

 Daniel P. Amos                       -----             273,600              273,600                 .42%
 Richard E. Anthony                   -----               -----                -----                 ---
 Joe E. Beverly                       -----               -----                -----                 ---
 James H. Blanchard                 260,400             120,741              381,141                 .59
 Richard Y. Bradley                   6,733               -----                6,733                 .01
 Stephen L. Burts,Jr.                 -----               -----                -----                 ---
 Salvador Diaz-Verson, Jr.           18,502               1,800               20,302                 .03
 C. Edward Floyd, M.D.                -----               -----                -----                 ---
 Gardiner W. Garrard, Jr.             2,865               -----                2,865                .004
 V. Nathaniel Hansford                -----               1,000                1,000                .002
 Mason H. Lampton                     8,752              34,210<F1>           42,962                 .07
 John L. Moulton                      1,112               1,112                2,224                .003
 Elizabeth C. Ogie                    2,400               9,640<F2>           12,040                 .02
 John T. Oliver, Jr.                  -----               -----                -----                 ---
 H. Lynn Page                       229,307              31,882              261,189                 .40
 William L. Pherigo                   -----               -----                -----                 ---
 Robert V. Royall, Jr.                1,200               -----                1,200                .002
 William B. Turner                   50,057             192,000              242,057                 .37
 George C. Woodruff, Jr.             35,575               2,000               37,575                 .06
 James D. Yancey                    288,380               8,000              296,380                 .46

--------------

<F1>  Includes  9,600  shares of TSYS Common Stock held in a trust for which Mr.
Lampton is not the trustee. Mr. Lampton disclaims beneficial ownership of such shares.

                                       23

<F2> Includes 9,280 shares of TSYS Common Stock held by a charitable  foundation of which Mrs. Ogie is a trustee.


     The following table sets forth information, as of December 31, 1995, with respect to the beneficial ownership of TSYS Common Stock by all directors and executive officers of Synovus as a group.

                                                         Percentage of
                                Shares of                Outstanding Shares of
                                TSYS Common Stock        TSYS Common Stock
Name of                         Beneficially Owned       Beneficially Owned
Beneficial Owner                as of 12/31/95           as of 12/31/95
------------------------------  -----------------------  ----------------------
All  directors
and executive
officers of Synovus as a
group                           1,588,142                    2.46%
(includes 23 persons)

     D. Transactions and Agreements Between Synovus, Columbus Bank, TSYS and Certain of Synovus' Subsidiaries.

     During 1995, Columbus Bank and 30 of Synovus' other banking subsidiaries received bankcard data processing services from TSYS. The bankcard data processing agreement between Columbus Bank and TSYS can be terminated by Columbus Bank upon 60 days prior written notice to TSYS or terminated by TSYS upon 180 days prior written notice to Columbus Bank. During 1995, TSYS charged Columbus Bank and 30 of Synovus' other banking subsidiaries $2,641,337, in the aggregate, including the reimbursement of $836,057 of out of pocket expenses, for the performance of bankcard data processing services. TSYS' charges to Columbus Bank and Synovus' other banking subsidiaries for bankcard data processing services are comparable to, and are determined on the same basis as, charges by TSYS to similarly situated unrelated third parties.

     Synovus Administrative Services Corp. ("SASC"), a wholly-owned subsidiary of Synovus, was formed in 1995 to provide administrative services to Synovus' subsidiary companies, including TSYS. In connection with the formation of SASC, TSYS sold SASC property and equipment at book value of approximately $438,000. Additionally, TSYS and SASC are parties to a Lease Agreement pursuant to which SASC leased from TSYS office space for lease payments aggregating $198,578 during 1995. The terms of these transactions are comparable to those which could have been obtained in transactions with unaffiliated third parties.

     Synovus and TSYS and SASC and TSYS are parties to Management Agreements (having one year, automatically renewable, unless terminated, terms), pursuant to which Synovus and SASC provide certain management services to TSYS. During 1995, these services included human resource services, maintenance services, security services, communication services, corporate education services, travel services, investor relations services, corporate governance services, legal services, regulatory and statutory compliance services, executive management services performed on behalf of TSYS by certain of Synovus' officers and financial services. As compensation for management services provided during 1995, TSYS paid Synovus and SASC management fees of $1,039,693 and $3,158,695, respectively. As compensation for payroll processing support services provided by TSYS to Synovus during 1995, Synovus paid TSYS a management fee of $361,093. Management fees are subject to future adjustments based upon the management services then being provided, based upon charges at the time by unrelated third parties for comparable services.

     During 1995, Columbus Bank served as trustee of various employee benefit plans of TSYS. During 1995, TSYS paid Columbus Bank trustee's fees under these plans of $187,374.

     During 1995, Columbus Depot Equipment Company ("CDEC"), a wholly-owned subsidiary of TSYS, and Columbus Bank and 24 of Synovus' other subsidiaries were parties to Lease Agreements pursuant to which Columbus Bank and 24 of Synovus' other subsidiaries leased from CDEC computer related equipment for bankcard and bank data processing services for lease payments

                                       24

aggregating $155,813. During 1995, CDEC sold Columbus Bank and certain of Synovus' other subsidiaries computer related equipment for bankcard and bank data processing services for payments aggregating $107,534. In addition, CDEC was paid $25,925 by Columbus Bank and certain of Synovus' other subsidiaries for monitoring such equipment and $160 for servicing various computer related equipment. The terms, conditions, rental rates and/or sales prices provided for in these Agreements are comparable to corresponding terms, conditions and rates provided for in leases and sales of similar equipment offered by unrelated third parties.

     During 1995, Synovus Data Corp., a wholly-owned subsidiary of Synovus, paid TSYS $701,159 for data links, network services and other miscellaneous items related to the data processing services which Synovus Data Corp. provides to its customers, which amount was reimbursed to Synovus Data Corp. by its customers, and $103,944 for management services. During 1995, TSYS paid Synovus Data Corp. $96,000 primarily for computer processing services. The charges for processing, management and other services are comparable to those between unrelated third parties.

     During 1995, TSYS and Synovus Data Corp. were parties to a Lease Agreement pursuant to which TSYS leased from Synovus Data Corp. portions of its office building for lease payments aggregating $214,650. During 1995, TSYS and Columbus Bank were parties to Lease Agreements pursuant to which Columbus Bank leased from TSYS portions of its maintenance and warehouse facilities for lease payments aggregating $20,203. In August, 1993, TSYS entered into a three-year Lease Agreement with Columbus Bank pursuant to which it leases office space from Columbus Bank for lease payments of $4,483 per month. The terms, conditions and rental rates provided for in these Lease Agreements are comparable to corresponding terms, conditions and rates provided for in leases of similar facilities offered by unrelated third parties in the Columbus, Georgia area.

     During 1995, Synovus, Columbus Bank and other Synovus subsidiaries paid to Columbus Productions, Inc., a wholly-owned subsidiary of TSYS, an aggregate of $523,660 for printing services. The charges for printing services are comparable to those between unrelated third parties.

     During 1995, TSYS purchased 17,122 shares of Synovus Common Stock from Synovus for $389,526 and simultaneously granted the shares to certain executive officers of TSYS as restricted stock awards. The per share purchase price of such shares was equal to the fair market value of a share of Synovus Common Stock on the date of purchase.

     Most customers of the services marketed as THE TOTAL SYSTEM(SM) maintain special clearing demand deposit accounts with Columbus Bank to facilitate the settlement of bankcard transactions between Visa(R), MasterCard(R), TSYS and the customers. In certain cases, with the approval of Columbus Bank, these special clearing accounts may also be utilized by customers for other correspondent banking transactions with Columbus Bank.

     During 1995, TSYS and its subsidiaries were paid $837,354 of interest by Columbus Bank in connection with deposit accounts with, and commercial paper purchased from, Columbus Bank. During 1995, a subsidiary of TSYS paid Columbus Bank $77,709 of interest in connection with a loan from Columbus Bank. These interest rates are comparable to those in transactions between unrelated third parties.

     Effective December 28, 1990, TSYS, the Development Authority of Columbus, Georgia, and Columbus Bank, as Trustee, consummated the issuance of, and various banking subsidiaries of Synovus purchased, $15,000,000 of industrial development revenue bonds, the proceeds of which were used by TSYS to acquire and construct its 210,000 square foot North Center production facility. As a result of the consummation of such financing, TSYS will lease its North Center facility from the Development Authority for a period of 30 years, with the lease payments to be paid thereon being used by the Authority to satisfy its obligations to the purchasers of the bonds. The terms of such bonds, including the 9.75% rate of interest to be paid thereon and the schedule upon which principal will be repaid included therein, and the various other documents pursuant to which

                                       25

such bonds were issued, were arrived at as a result of arm's-length negotiations between TSYS, the Authority, the Trustee and the various subsidiary banks of Synovus which purchased the bonds, and are no less favorable than could be obtained from unrelated third parties. During 1995, TSYS made principal payments of $25,000 and interest payments of $609 in connection with such bonds.

     TSYS has entered into an agreement with Columbus Bank with respect to the use of aircraft owned or leased by B&C Company, a Georgia general partnership in which Columbus Bank and W.C. Bradley Co. are equal partners. TSYS paid Columbus Bank $239,131 for its use of the B&C Company aircraft during 1995. The charges payable by TSYS to Columbus Bank in connection with its use of this aircraft approximate charges available to unrelated third parties in the State of Georgia for use of comparable aircraft for commercial purposes.

       VII. COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Exchange Act requires Synovus' officers and directors, and persons who own more than ten percent of Synovus Common Stock, to file reports of ownership and changes in ownership on Forms 3,4 and 5 with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish Synovus with copies of all Section 16(a) forms they file.

     To Synovus' knowledge, based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons that no Forms 5 were required for those persons, Synovus believes that during the fiscal year ended December 31, 1995 all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with, except that Mr. Burts filed one amended Form 4 reporting late one transaction; Mr. Anthony filed two amended Forms 4 reporting late three transactions; Mr. Blanchard filed one amended Form 4 reporting late one transaction; and Mr. Yancey filed one amended Form 4 reporting late one transaction. In addition, Mr. Page and Mr. Yancey each filed an amended Form 4 to correct a previously filed timely report that misstated the number of shares of Synovus Common Stock gifted to family members.

                            VIII. INDEPENDENT AUDITORS

     On March 1, 1996, Synovus' Board of Directors appointed KPMG Peat Marwick LLP, Certified Public Accountants, as the independent auditors to audit the consolidated financial statements of Synovus and its subsidiaries for the fiscal year ending December 31, 1996. The Board of Directors knows of no direct or material indirect financial interest by KPMG Peat Marwick LLP in Synovus or any of its subsidiaries, or of any connection between KPMG Peat Marwick LLP and Synovus or any of its subsidiaries, in any capacity as promoter, underwriter, voting trustee, director, officer, shareholder or employee.

     Representatives of KPMG Peat Marwick LLP, Certified Public Accountants, will be present at Synovus' 1996 Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

    IX. FINANCIAL INFORMATION WITH REFERENCE TO SYNOVUS AND ITS SUBSIDIARIES
                    CONTAINED IN SYNOVUS' 1995 ANNUAL REPORT

     Detailed financial information for Synovus and its subsidiaries for their 1995 fiscal year is included in Synovus' 1995 Annual Report that is being mailed to Synovus' shareholders together with this Proxy Statement.

                                       26

                               X. OTHER MATTERS

     As of the time of the preparation of this Proxy Statement, Synovus' Board of Directors has not been informed of any matters to be presented by or on behalf of Synovus' Board of Directors or its management for action at Synovus' 1996 Annual Meeting which are not referred to herein. If any other matters come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote thereon in accordance with their best judgment.

     Synovus' shareholders are urged to vote, date and sign the enclosed Proxy solicited on behalf of Synovus' Board of Directors and return it at once in the envelope which is enclosed for that purpose. This should be done whether or not the shareholder plans to attend Synovus' 1996 Annual Meeting.

                                 By Order of the Board of Directors
                                 /s/James H. Blanchard
                                 JAMES H. BLANCHARD
                                 Chairman of the Board, Synovus Financial Corp.

Columbus, Georgia
March 8, 1996

                                       27